UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SKILLED HEALTHCARE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2009

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Skilled Healthcare Group, Inc. to be held on May 7, 2009, at 10:00 A.M. local time, at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610.

At this year’s annual meeting you will be asked to:  (i) elect two directors to serve for a three-year term; (ii) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors and ratification of the Audit Committee’s selection of our independent registered public accounting firm are in Skilled Healthcare Group, Inc.’s best interests and in the best interests of its stockholders, and, accordingly, recommends a vote “FOR” election of the two nominees for directors and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. You may vote by completing and mailing the enclosed proxy card or the voting instruction form provided by your broker or other nominee. This will ensure your shares are represented at the annual meeting.

Sincerely,

Roland G. Rapp
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 7, 2009

To the stockholders of Skilled Healthcare Group, Inc.:

We will hold our annual meeting of stockholders at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610, on May 7, 2009, at 10:00 A.M. local time, for the following purposes:

1. To elect Jose C. Lynch and Michael D. Stephens as directors with a three-year term expiring at the 2012 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 23, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or voting instruction form. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting instruction form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding your voting rights.

By Order of the Board of Directors,

Roland G. Rapp
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Skilled Healthcare Group, Inc., a Delaware corporation, for use at the 2009 annual meeting of stockholders to be held on Thursday, May 7, 2009, at 10:00 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, “Skilled Healthcare”, “we,” “us” and “our” mean Skilled Healthcare Group, Inc., unless otherwise indicated. We intend to mail this proxy statement and accompanying proxy card on or about April 3, 2009 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2009. Our proxy statement and our 2008 annual report to stockholders are available on our website address at www.skilledhealthcaregroup.com/proxy. This website address contains the following documents: the notice of the annual meeting, this proxy statement, the proxy card and the 2008 annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 23, 2009. You are entitled to one vote for each share of class A common stock held and ten votes for each share of class B common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders who receive a paper copy of the proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the self-addressed postage paid envelope provided.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the two nominees for director and “FOR” ratification of the selection of our independent registered public accounting firm.

The enclosed proxy gives Boyd W. Hendrickson and Roland G. Rapp, or any of them, discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the annual meeting.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attn: Secretary

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 23, 2009, 20,256,088 shares of our class A common stock and 17,026,981 shares of our class B common stock were outstanding and entitled to vote. Holders of our class A common stock are entitled to one vote per share held, and holders of our class B common stock are entitled to ten votes per share held. Thus, a total of 190,525,898 votes may be cast on each proposal. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that The New York Stock Exchange, or the NYSE, determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or nominee with this proxy statement.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the two nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers, banks or other nominees generally have discretionary authority to vote on the election of directors and thus broker non-votes are generally not expected to result from the vote on Proposal 1. Any broker non-votes that may result will not affect the outcome of the vote on Proposal 1.

For Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes that may result will not affect the outcome of the vote on Proposal 2.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com or write to: Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610, Attn: Investor Relations.

PROPOSAL 1:  ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide that the exact number of directors shall be set by our board of directors. In connection with the election of directors at this annual meeting, the board of directors has reduced the size of the board from nine to eight to be effective immediately prior to this annual meeting. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting, Class II, consists of three directors, Jose C. Lynch, John M. Miller, V, and Michael D. Stephens. Mr. Miller, whose term expires this year, will not stand for re-election at this annual meeting. Mr. Miller’s departure is not due to any disagreement with us on any matter relating to our operations, policies or practices.

Board Nominees

Based upon the recommendation of our Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Jose C. Lynch and Michael D. Stephens for re-election as directors to our board of directors. As discussed above, Mr. Miller (a Class II director whose term expires this year) will not stand for re-election as a director to our board of directors at this annual meeting. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at the close of our 2012 annual meeting, or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Composition of the Board of Directors

Set forth below is information as of March 23, 2009 regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Boyd W. Hendrickson	64	Chairman of the Board, Chief Executive Officer and Director	2003	2010
Jose C. Lynch(3)	39	President, Chief Operating Officer and Director	2005	2009
Robert M. Le Blanc(2)	42	Lead Director	2005	2010
Michael E. Boxer(1)	47	Director	2006	2010
M. Bernard Puckett(1)(2)	64	Director	2008	2011
Glenn S. Schafer(2)(3)	59	Director	2006	2011
William C. Scott	72	Director	1998	2011
Michael D. Stephens(2)(3)	66	Director	2007	2009

(1)	Current member of the Audit Committee of our board of directors

(2)	Current member of the Compensation Committee of our board of directors

(3)	Current member of the Corporate Governance, Quality and Compliance Committee of our board of directors

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 23, 2009.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Jose C. Lynch, 39, President, Chief Operating Officer and Director.  Mr. Lynch has served as our President and Chief Operating Officer and a member of our board of directors since December 2005. Prior to that, Mr. Lynch served as our President since February 2002. During his more than 15 years of executive experience in the nursing home industry, he served as Senior Vice President of Operations and Corporate Officer for the Western Region of Mariner Post-Acute Network, a long-term care company. Previous to that, Mr. Lynch also served as Regional Vice President of Operations for the Western Region of Mariner Post-Acute Network.

Michael D. Stephens, 66, Director.  Mr. Stephens has served as a member of our board of directors since July 2007. From September 1975 to his retirement in February 2006, Mr. Stephens served as President and Chief Executive Officer of Hoag Memorial Hospital Presbyterian in Newport Beach, California. Prior to this position he was the Administrator of the Greenville General Division of the Greenville Hospital System in Greenville, South Carolina. Mr. Stephens is also the chairman of the board of directors of Cal Optima, a MediCal managed care health plan, and is a member of the boards of directors of Norcal Mutual Insurance Company, a mutual medical professional liability carrier, Health Forum, a publishing subsidiary of the American Hospital Association, National Health Foundation, a national not for profit organization supporting healthcare to the underserved population, the George Hoag Family Foundation, a private family foundation, the Share Ourselves Free Clinic, a not for profit community medical clinic, and the YMCA of Orange County, a not for profit community service organization.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Michael E. Boxer, 47, Director.  Mr. Boxer has served as a member of our board of directors since April 2006. Mr. Boxer has served as President of The Enterprise Group, Ltd., a health care financial advisory firm, since July 2008. Mr. Boxer served as the Chief Financial Officer of HealthMarkets, Inc., a provider of health and life insurance products to individuals and small groups from September 2006 until June 2008. From March 2005 to September 2006, Mr. Boxer was the President of The Enterprise Group, Ltd. Mr. Boxer was the Executive Vice President and Chief Financial Officer of Mariner Health Care, Inc., a provider of skilled nursing and long-term health care services, from January 2003 until its sale in December 2004. From July 1998 to December 2002, Mr. Boxer served as Senior Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., a publicly traded specialty pharmaceuticals company. Prior to Watson, Mr. Boxer was an investment banker at Furman Selz, LLC, a New York-based investment bank. Mr. Boxer is also Chairman of the Board of the Jack and Jill Late Stage Cancer Foundation.

Boyd W. Hendrickson, 64, Chairman of the Board, Chief Executive Officer and Director.  Mr. Hendrickson has served as our Chief Executive Officer and Chairman of the Board since December 2005. Prior to that, Mr. Hendrickson served as our Chief Executive Officer since April 2002 and as a member of our board of directors since August 2003. Previously, Mr. Hendrickson served as President and Chief Executive Officer of Evergreen Healthcare, Inc., an operator of long-term healthcare facilities, from January 2000 to April 2002. From 1988 to January 2000, Mr. Hendrickson served in various senior management roles, including President and Chief Operating Officer, of Beverly Enterprises, Inc., one of the nation’s then largest long-term healthcare companies, where he also served on the board of directors. Mr. Hendrickson was also co-founder, President and Chief Operating Officer of Care Enterprises, and Chairman and Chief Executive Officer of Hallmark Health Services. Mr. Hendrickson also serves on the board of directors of LTC Properties, Inc., a publicly traded real estate investment trust that invests primarily in the long-term care sector of the healthcare industry.

Robert M. Le Blanc, 42, Lead Director.  Mr. Le Blanc joined our board of directors in October 2005. Mr. Le Blanc has served as Managing Director of Onex Corporation, a diversified investment corporation and our largest stockholder, since 1999. Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric. Mr. Le Blanc serves as a Director of Magellan Health Services, Inc., a publicly traded diversified specialty healthcare management organization, as well as Res-Care, Inc., a publicly traded human service company for the disabled, Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers, First Berkshire Hathaway Life, Emergency Medical Services Corporation., a publicly traded provider of emergency medical services in the United States, Cypress Insurance Group, Inc., a full service insurance agency, The Warranty Group, a provider of warranty and service contracts and a subsidiary of Onex, Carestream Health, Inc., a provider of medical and dental imaging systems, and Connecticut Children’s Medical Center.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

M. Bernard Puckett, 64, Director.  Mr. Puckett has served as a member of our board of directors since February 6, 2008. Prior to joining our board of directors, Mr. Puckett served as a director of Openwave Systems, a worldwide leader of open IP-based communication infrastructure software and applications to the wireless communications industry, beginning in November 2000 and as Chairman of the Board from October 2002 until September 2007. From January 1994 to January 1996, Mr. Puckett was with Mobile Telecommunications Technologies, a telecommunications firm, serving most recently as its President and Chief Executive Officer. Prior to that, Mr. Puckett served as Senior Vice President of Strategy and Business Development for IBM Corp. Mr. Puckett also serves as a member of the board of directors of both IMS Health, a publicly traded leading provider of information to the pharmaceutical industry, and Direct Insite Corporation, a global provider of electronic invoice presentment and payment.

Glenn S. Schafer, 59, Director.  Mr. Schafer has served as a member of our board of directors since April 2006. Mr. Schafer served as Vice Chairman of Pacific Life Insurance Company from April 2005 until his retirement in December 2005. Prior to being named Vice Chairman, Mr. Schafer had been President and a board member of Pacific Life since 1995. Mr. Schafer joined Pacific Life as Vice President, Corporate Finance, in 1986, was elected

Senior Vice President and Chief Financial Officer in 1987, and in 1991, Executive Vice President and Chief Financial Officer. Since December 2007, Mr. Schafer has served on the board of directors of Janus Capital Group, a publicly traded asset manager. Mr. Schafer has also served on the board of directors of Beckman Coulter, Inc., a publicly traded diagnostics and medical device company, since 2002.

William C. Scott, 72, Director.  Mr. Scott has served as a member of our board of directors since March 1998 and served as our Chairman of the Board from March 1998 until April 2005. Mr. Scott held various positions with Summit Care Corporation, which we acquired in March 1998, since December 1985, including Chief Executive Officer and Chief Operating Officer. Mr. Scott served as our Chairman of the Board at the time of the filing of our voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Scott served as Senior Vice President of Summit Health, Ltd., Summit’s former parent company, from December 1985 until its acquisition by OrNda Healthcorp. in April 1994.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller. See “— Code of Business Conduct and Ethics.”

Board Independence

We are a “Controlled Company” within the meaning of NYSE Listed Company Manual Section 303A. Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is independent. We have adopted the definition of “independence” as described under NYSE Listed Company Manual Section 303A.02.

For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationship with us. Our board of directors has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE listing requirements. In addition to applying these guidelines, our board of directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Our board of directors makes and publicly discloses its independence determination for each director when the director is first elected to our board of directors and annually thereafter for all nominees for election as directors. If our board of directors determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of our independence guidelines, this determination will be disclosed and explained in our next proxy statement.

In accordance with our guidelines, our board of directors undertook its annual review of director independence in February 2009. During this review, our board of directors considered transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considered that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated, none of which approached the levels set forth in our corporate governance guidelines. In making its independence determinations, our board of directors considered all relationships between us and the director and the director’s family members, including:

•	Boyd W. Hendrickson currently serves as our Chief Executive Officer. Mr. Hendrickson is also a member of the board of directors for LTC Properties, Inc., which owns five skilled nursing facilities in New Mexico that are leased and operated by several of our affiliated companies.

•	Jose C. Lynch currently serves as our President and Chief Operating Officer.

•	Robert M. Le Blanc currently serves as the Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, our largest stockholder.

•	William C. Scott is currently employed with us on a part-time basis assessing potential acquisition opportunities and advising on other miscellaneous matters.

•	Michael D. Stephens currently serves as Chairman of the Board of Cal-Optima, an integrated healthcare system that administers health insurance programs for Orange County children, low-income families, and persons with disabilities. Mr. Stephens abstains from voting on matters brought before either board that relate to the other entity or in the case of Cal-Optima’s board, that relate to skilled nursing facility payments in any way.

Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of other relationships considered by our board of directors. As a result of this review, our board of directors has determined that each of Messrs. Boxer, Miller, Puckett, Schafer and Stephens is an independent member of our board of directors under the independence standards established in our corporate governance guidelines and the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence.

Board Meetings

Our board of directors held nine meetings during fiscal year 2008. During fiscal year 2008, all directors attended at least 75% of the combined total of (i) all board meetings (while such director was a member of our board) and (ii) all meetings of committees of our board of directors of which the director was a member. We have a policy that our directors will make reasonable efforts to attend the annual meeting of stockholders. Three of the nine board members attended the 2008 annual meeting of stockholders. The Chairman of the Board or his designee, taking into account suggestions from other board members and executive officers, establishes the agenda for each board meeting and distributes it in advance to each member of our board of directors. Each board member is free to suggest the inclusion of items on the agenda. Our board of directors regularly meets in executive session without management present. Mr. Robert M. Le Blanc has been appointed our presiding non-employee director to preside at such executive sessions.

Committees of the Board of Directors

Our board of directors maintains a standing Audit Committee, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees please visit our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California, 92610.

We are a “controlled company” as that term is set forth in Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power is held by Onex Corporation. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that the Corporate Governance, Quality and Compliance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the corporate governance, quality and compliance and compensation committees. We elect to be treated as a controlled company and thus utilize some of these exemptions, as described below.

In connection with the election of directors at this annual meeting, our board of directors will no longer be comprised of a majority of independent directors. Furthermore, although we have adopted charters for our Audit

Committee, Corporate Governance, Quality and Compliance Committee and Compensation Committee and have conducted annual performance evaluations for these committees, none of these committees are composed entirely of independent directors, except for our Audit Committee.

The membership of our committees as of the record date is as follows:

Corporate
	Independent			Governance, Quality
	Under NYSE	Audit		and Compliance	Compensation
Director	Standards	Committee		Committee	Committee

Boyd W. Hendrickson	No
Jose C. Lynch	No			**
Robert M. Le Blanc	No				**
Michael E. Boxer	Yes	“C”
John M. Miller, V	Yes	**	(1)	**
M. Bernard Puckett	Yes	**			**
Glenn S. Schafer	Yes		(1)	**	“C”
William C. Scott	No
Michael D. Stephens	Yes			“C”	**

**	Member

“C”	Chair

(1)	Immediately following Mr. Miller’s termination of service on our board of directors, our board of directors will appoint a director to replace Mr. Miller on the Audit Committee. As of the date of this proxy statement, we expect that our board of directors will appoint Mr. Schafer to serve on the Audit Committee.

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate), our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

Throughout fiscal year 2008, Michael E. Boxer (Chairman), John M. Miller and M. Bernard Puckett were members of the Audit Committee. In February 2008, M. Bernard Puckett replaced Robert M. Le Blanc as a member of the Audit Committee, and Mr. Puckett was a member of the Audit Committee for the remainder of the year. We anticipate that Mr. Schafer will replace Mr. Miller as a member of the Audit Committee immediately following Mr. Miller’s termination of service on our board of directors. Our board of directors has determined that all current and prospective Audit Committee members are financially literate under the current listing standards of the NYSE and that all current and prospective Audit Committee members are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Boxer qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act. During fiscal year 2008, the Audit Committee held nine meetings.

Corporate Governance, Quality and Compliance Committee

We have a standing Corporate Governance, Quality and Compliance Committee, or the Corporate Governance Committee. Throughout fiscal year 2008, Jose C. Lynch, John M. Miller, Glenn S. Schafer, and Michael D. Stephens (Chairman) were members of the Corporate Governance Committee. Our board has determined that Messrs. Miller, Schafer and Stephens qualify as independent directors under the NYSE standards. In fiscal year 2008, the Corporate Governance Committee held five meetings. The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board and its committees, oversee and evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate our board and management. The Corporate Governance Committee works with our board of directors as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of our board of directors and its committees.

Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of the stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including issues of integrity, experience and qualifications (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of our board of directors and the like. The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

We have a standing Compensation Committee. Robert M. Le Blanc, M. Bernard Puckett, Glenn S. Schafer (Chairman) and Michael D. Stephens were members of the Compensation Committee during fiscal year 2008 and are currently members of the Compensation Committee. M. Bernard Puckett was appointed as a member of the Compensation Committee effective February 2008. Our board has determined that Glenn S. Schafer and M. Bernard Puckett qualify as independent directors under the NYSE standards. The Compensation Committee held six meetings in fiscal year 2008.

The Compensation Committee reviews and establishes our compensation philosophy, the compensation of our Chief Executive Officer, and all other officers who earn a base salary greater than or equal to $250,000. The Compensation Committee also has direct access to third party compensation consultants, and reviews any grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee also makes recommendations to our board with respect to our incentive-compensation plans and equity-based plans and reviews and approves all officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plans, restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually (during the first quarter) the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under our Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or the 2007 Plan, and our performance relative to such criteria. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established at the beginning of each year, the officer’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

In addition, the Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In April 2007, the Compensation Committee engaged Pearl Meyer & Partners, or the consultant, independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our Senior Vice President of Human Resources interact with the consultant to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Compensation Committee Chair, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During 2007, the consultant, at the request of the Compensation Committee, reviewed the competitiveness of our executive compensation and director compensation programs. In follow-up to the recommendations from the 2007 review, during 2008 the consultant assisted the Compensation Committee and management in developing an ongoing long-term incentive equity grant program for our executives and key senior management positions.

Communication with the Board of Directors

Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Secretary at our principal executive offices at 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610. Our Secretary will submit all correspondence to the presiding non-employee director and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

We maintain a code of conduct entitled Skilled Healthcare Group Code of Conduct, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. To view this code of conduct free of charge, please visit our website at
www.skilledhealthcaregroup.com (This website address is not intended to function as a hyperlink, and the information contained in our website is not intended to be a part of this filing). In addition, a copy of this code of conduct will be provided without charge upon request to Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California, 92610, Attn: Investor Relations. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of conduct, if any, by posting such information on our website as set forth above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 23, 2009, based on 20,256,088 shares of class A common stock and 17,026,981 shares of class B common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2008 (collectively, the Named Executive Officers); and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. The information in the following table is based upon our records and the most recent Schedule 13G filed by each such person or entity and information supplied to us by such person or entity:

	Shares Beneficially Owned
		Rights to
	Shares of	Acquire		Shares of
	Class A	Class A		Class B		Percentage of
	Common	Common	Class A	Common	Class B	Outstanding
Name	Stock(1)	Stock(2)	Percentage(3)	Stock	Percentage	Vote

Stockholders Holding 5% or more:
Onex Corporation(4)	0	0	*	14,750,623	86.6%	77.4%
Baron Capital Group, Inc.(5)	3,349,559	0	16.5%	0	*	1.8%
Lord, Abbett & Co. LLC(6)	2,953,006	0	14.5%	0	*	1.5%
Schroder Investment Management North America Inc.(7)	1,466,000	0	7.2%	0	*	*
The Vanguard Group, Inc.(8)	1,045,556	0	5.2%	0	*	*
Directors:
Michael E. Boxer	10,586	0	*	16,584	*	*
Boyd W. Hendrickson	381,535	0	1.9%	475,184	2.8%	2.7%
Robert M. Le Blanc(9)	0	0	*	14,750,623	86.6%	77.4%
Jose C. Lynch	27,322	0	*	416,700	2.4%	2.2%
John M. Miller, V	5,586	0	*	5,917	*	*
M. Bernard Puckett	7,307	0	*	0	*	*
Glenn S. Schafer	10,586	0	*	5,917	*	*
William C. Scott	10,586	0	*	61,046	*	*
Michael D. Stephens	10,586	0	*	0	*	*
Other Named Executive Officers:
Devasis Ghose	60,000	31,250	*	0	*	*
John E. King(10)	130,130	0	*	132,311	*	*
Roland G. Rapp	78,445	0	*	168,294	1.0%	*
Mark D. Wortley	87,917	0	*	103,611	*	*
All current executive officers and directors (including nominees) as a group (17 persons)	742,925	45,500	3.9%	16,074,496	94.4%	84.8%

*	Less than 1%.

(1)	Includes shares of unvested restricted class A common stock as follows: Michael E. Boxer — 4,965; Boyd W. Hendrickson — 40,983; Jose C. Lynch — 27,322; John M. Miller, V — 4,965; M. Bernard Puckett — 4,965; Glenn S. Schafer — 4,965; William C. Scott — 4,965; Michael D. Stephens — 4,965; Devasis Ghose —

45,000; Roland G. Rapp — 13,661; and Mark D. Wortley — 13,661; Shares of unvested restricted class A common stock held by all current executive officers and directors as a group — 213,429.

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 23, 2009, upon the exercise of options.

(3)	Shares of class A common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 23, 2009 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	The Schedule 13G was filed with the SEC on February 14, 2008 by (i) Onex Corporation, an Ontario, Canada corporation (ii) Onex Partners LP, a Delaware limited partnership, (iii) Onex US Principals LP, a Delaware limited partnership (iv) Skilled Executive Investco LLC, a Delaware limited liability company (v) Onex Skilled Holdings Limited, a Gibralter limited liability company and (vi) Gerald W. Schwartz. Onex Corporation is the direct parent company of Onex Partners GP, Inc. the general partner of Onex Partners GP LP, the general partner of Onex Partners LP. Onex Corporation owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, has voting and investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of our class B common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims beneficial ownership of all of the shares except to the extent of his pecuniary interest therein. Onex Corporation is deemed to beneficially own and has shared voting and dispositive power over all of such shares. Includes: 11,293,552 shares beneficially owned by Onex Partners LP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares beneficially owned by Onex US Principals LP as to which it is deemed to have shared power to vote and direct the disposition, 196,715 shares beneficially owned by Skilled Executive Investco LLC as to which it is deemed to have shared power to vote and direct the disposition and 3,191,536 shares beneficially owned by Onex Skilled Holdings Limited as to which it is deemed to have shared power to vote and direct the disposition. The addresses are: Onex Corporation and Gerald Schwartz — 161 Bay Street P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; Onex Partners LP and Skilled Executive Investco LLC — c/o Onex Corporation 112 Fifth Avenue, New York, New York 10019; Onex US Principals LP and Onex Skilled Holdings Limited — 421 Leader Street, Marion, Ohio 43302.

(5)	According to a Schedule 13G filed with the SEC on February 12, 2009 by (i) Baron Capital Group, Inc., a New York corporation and holding company in accordance with Section 240.13d-1(b)(ii) (G) (“BCG”), (ii) BAMCO, Inc., a New York corporation, and Investment Advisor registered under Section 203 of the Investor Advisors Act of 1940 (“BAMCO”) (iii) Baron Small Cap Fund, a series of a Massachusetts Business Trust and an Investment Company registered under Section 8 of the Investment Company Act (“BSC”) and (iv) Ronald Baron. BAMCO is a subsidiary of BCG. Mr. Baron owns a controlling interest in BCG. BSC is an investment advisory client of BAMCO. Advisory clients of BAMCO have the right to receive or the power to direct the receipt of dividends from or proceeds from the sale of the shares in their accounts. By virtue of investment advisory agreements with its clients BAMCO has been given the discretion to dispose or the disposition of the securities in the advisory accounts. All such discretionary agreements are revocable. Includes: 3,150,519 shares as to which BCG, BAMCO and Mr. Baron have shared power to vote and 3,349,559 shares as to which BCG, BAMCO and Mr. Baron are deemed to beneficially own and have shared power to dispose of such shares and 2,500,000 shares as to which BSC is deemed to beneficially own and has shared power to vote and shared power to dispose of such shares. BCG and Mr. Baron disclaim beneficial ownership of the shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliate. The address for BCG, BAMCO, BSC and Mr. Baron is 767 Fifth Avenue, New York, New York 10153.

(6)	The Schedule 13G was filed with the SEC on February 13, 2009 by Lord, Abbett & Co. LLC., a Delaware corporation and an investment adviser (“Lord, Abbett & Co.”). Includes 2,601,406 shares as to which Lord, Abbett & Co., has sole power to vote or direct the vote and 2,953,006 shares of which it has the sole power to dispose or direct the disposition of. Lord, Abbett & Co. holds 2,953,006 shares on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or institutional clients. The address for Lord, Abbett & Co. is 90 Hudson Street, Jersey City, NJ 07302.

(7)	The Schedule 13G was filed with the SEC on February 13, 2009 by Schroder Investment Management North America Inc., a Delaware corporation and an investment adviser (“Schroder”). Includes 1,076,100 shares as to which Schroder has sole power to vote or direct the vote, 389,900 shares of which it has shared power to vote or direct the vote and 1,466,000 shares of which it has the sole power to dispose or direct the disposition of. Schroder manages 389,900 shares by delegation from Schroder Investment Management Ltd., an FSA-registered investment adviser under common control with the adviser, which could be deemed to be shared voting power with respect to delegated portfolios. Schroder Investment Management Ltd. is located in the United Kingdom at 31 Gresham Street, London EC2V 7QA. Schroder disclaims existence of a group. The address for Schroder is 875 Third Avenue, 21st Floor, New York, NY 10022.

(8)	The Schedule 13G was filed with the SEC on February 13, 2009 by The Vanguard Group, Inc., a Pennsylvania corporation and an investment adviser (“Vanguard”). Includes 24,973 shares as to which Vanguard has sole power to vote or direct the vote and 1,045,556 shares of which it has the sole power to dispose or direct the disposition of. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 24,973 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)	Mr. Le Blanc has served as Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, since 1999. As a result, Mr. Le Blanc may be deemed to beneficially own the shares of class B common stock directly held by Onex.

(10)	Shares beneficially owned by Mr. King are based on the Form 4 filed on February 20, 2008 and the subsequent conversion of shares of class B common stock to shares of class A common stock in August 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our common stock have complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION

Our Executive Officers

The biographies of our Named Executive officers as of March 23, 2009 appear in our Annual Report on Form 10-K for the year ended December 31, 2008.

As further described in our current report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2009, on March 23, 2009, Mark D. Wortley, our Executive Vice President and Chief Executive Officer of Ancillary Companies, submitted his resignation to us. Mr. Wortley will continue to assist us with the transition of his responsibilities until June 30, 2009 and will provide general consultative services to us through December 31, 2010. In addition, effective as of March 23, 2009, we entered into an employment agreement with Kelly J. Gill, as one of our Executive Vice Presidents. Upon the termination of Mr. Wortley’s employment with us, Mr. Gill will become Executive Vice President of Skilled Healthcare and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West.

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. The Named Executive Officers consist of Messrs. Boyd W. Hendrickson, our Chairman of the Board and Chief Executive Officer, Devasis Ghose, our Executive Vice President, Treasurer and Chief Financial Officer, John E. King, our former Executive Vice President, Treasurer and Chief Financial Officer, Jose C. Lynch, our President and Chief Operating Officer, Roland G. Rapp, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and Mark D. Wortley, our Executive Vice President and Chief Executive Officer of Ancillary Companies. Ancillary companies refers to Hallmark Rehabilitation GP, LLC, Hospice Care Investments, LLC, Hospice Care of the West, LLC, and Hallmark Investments Group, Inc. In March 2008, John E. King resigned as our Treasurer and Chief Financial Officer and Devasis Ghose (who joined us in January 2008 as an Executive Vice President) assumed the additional positions of Treasurer and Chief Financial Officer.

The Compensation Committee consists of three independent directors and one non-independent director as defined under NYSE rules. The Compensation Committee’s duties and responsibilities include evaluating executive, non-employee director and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter which has been approved by our board of directors.

Compensation Philosophy & Objectives

We believe that compensation should reinforce business performance and attract, retain and reward the performance of executives and employees critical to our success. Our philosophy and approach to compensation seeks to:

•	Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•	Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•	Provide incentives, particularly equity incentives, that align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

We monitor achievement of these strategies and our competitive posture relative to the market through the compensation benchmarking process described below under “— Determination of Forms and Amounts of Compensation — Compensation Levels and Benchmarking.”

Compensation Structure

Although the structure may vary over time, our executive compensation program has four main components:

•	Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•	Annual cash bonus — variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary;

•	Long-term equity incentives — stock-based awards including stock options and restricted stock, and commencing in 2008, performance-vested restricted stock, that reflect the performance of our common stock, align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•	Benefits and perquisites — including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only leads to increases in stockholder value and long-term wealth creation for our executives, but also reduces the risk of losing critical executives to our competitors.

We consider the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually. With respect to Mr. Ghose’s employment agreement, the Compensation Committee determined his total compensation package based on the philosophies and objectives set forth below, while taking into consideration Mr. Ghose’s prior experience and his seniority level of Executive Vice President.

Determination of Forms and Amounts of Compensation

The level and mix of compensation is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.

Compensation Consultants

The Compensation Committee has the authority to engage the services of an independent compensation consulting firm to provide advice in connection with making executive compensation determinations. In April 2007, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct a compensation review of our Named Executive Officers and non-employee directors.

While conducting assignments, Pearl Meyer interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our Senior Vice President of Human Resources interact with the consultant to provide relevant company and executive compensation data. In addition, Pearl Meyer may seek feedback from the Compensation Committee Chair, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee.

Pearl Meyer has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation. Pearl Meyer has not provided any other services to us.

Compensation Levels and Benchmarking.

In order to assess competitive compensation levels and practices, in July 2007, Pearl Meyer, at the direction of the Compensation Committee, conducted a comprehensive review of our Named Executive Officers’ compensation forms and amounts. Competitive compensation levels were developed utilizing a combination of data reported for a peer group of industry competitors and compensation survey data. The survey data augmented the peer group data in order to develop “market consensus” compensation levels for each executive. Market consensus levels generally represented an equal (50%/50%) blend of peer group and survey data, except in the case of Mr. Wortley whose market data was weighted 33% peer company data and 67% survey data.

In follow-up to the recommendations from the 2007 compensation review, during 2008 Pearl Meyer assisted the Compensation Committee in developing an ongoing long-term incentive equity grant program for our executives and key senior management positions. With the advice of the consultant, we structured a program consisting of a combination of performance-based restricted stock awards and stock options vesting over a four-year period. See “— Equity Awards.”

Peer group data was analyzed from public filings for specific companies that the Compensation Committee considers appropriate comparisons for the purposes of developing executive compensation benchmarks. Our management and the Compensation Committee worked with Pearl Meyer to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following fifteen companies, along with survey data, were used for benchmarking purposes in July 2007:

Peer Group Companies	Revenue(1)	Market Cap(2)

Allied Healthcare International, Inc.	$295	$135
Amedisys, Inc.	$541	$968
Brookdale Senior Living, Inc.	$1,310	$4,792
Emeritus Corp.	$422	$678
Genesis Healthcare Corp.	$1,770	$1,356
Gentiva Health Services, Inc.	$1,107	$565
LHC Group, Inc.	$215	$528
Lincare Holdings, Inc.	$1,410	$3,361
National Healthcare Corp.	$563	$740
Odyssey Healthcare, Inc.	$410	$438
Psychiatrics Solutions, Inc.	$1,026	$2,118
RehabCare Group, Inc.	$615	$276
Sun Healthcare Group, Inc.	$1,046	$614
Sunrise Senior Living, Inc.	N/A	$1,971
VistaCare, Inc.	$236	$159
25th Percentile	$413	$483
Median	$589	$678
Average	$783	$1,247
75th Percentile	$1,091	$1,663
Skilled Healthcare Group, Inc.	$532	$593

(1)	Most recent fiscal year end revenue available as of 5/31/2007 (generally fiscal 2006.)

(2)	Market capitalization as of 5/31/2007.

Compensation survey data was derived from the following survey sources:

•	Mercer — 2006 Executive Compensation Survey (all industries);

•	Mercer — 2006 Integrated Health Network Compensation Survey (hospital/facility system); and

•	Watson Wyatt — 2006/2007 Top Management Compensation Survey (healthcare and/or all industries).

In addition, a private survey source of executive compensation among companies across all industries with annual revenues below $1 billion was utilized.

The results of the 2007 competitive review indicated that total direct compensation — base salaries, annual performance-based bonuses and the annual value of long-term incentive/equity awards — for our 2007 Named Executive Officers as a group (all five positions combined) was between the 50th and 75th percentile market levels. The Compensation Committee confirmed this strategy and determined to target total direct compensation between the 50th and 75th percentile market levels for our executives as a group, assuming company, business unit and individual performance objectives are met at target levels. We have similar competitive objectives for each component of compensation:

•	Base salaries for our executives as a group will generally be targeted to be between the 50th and 75th percentile;

•	Annual target bonus opportunities for our executives as a group will be structured to be between the 50th and 75th percentile market levels; and

•	Long-term incentive/equity awards for our executives as a group will be structured to provide annualized values between the 50th and 75th percentile competitive levels.

Management Involvement

The Compensation Committee occasionally requests our senior executives, including the Chief Executive Officer, to be present at Compensation Committee meetings where executive compensation and company, business unit and individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members are allowed to vote on decisions made regarding executive compensation. Compensation decisions for all the Named Executive Officers, other than the Chief Executive Officer, are made by the Compensation Committee after considering recommendations from the Chief Executive Officer based on his evaluations of the other Named Executive Officers’ performance relative to the same individual performance objectives established under our annual performance bonus program and in consideration other past achievements and other subjective factors.

2008 Named Executive Officer Compensation

Total executive compensation is composed of the following components:

Base Salary

Base salary levels and any adjustments to those levels for each individual executive are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the executive, the performance of the executive’s area of responsibility, the executive’s impact on strategic goals, the length of service with us, or revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee. Our policy is generally to target base salaries for the executives as a group between the 50th and 75th percentiles based on our peer group and relevant compensation survey data. In the aggregate, our 2007 base salaries for our executives as a group were at the 75th percentile.

2008 Base Salary

In February 2008, the Compensation Committee approved base salary adjustments for 2008 for the Named Executive Officers. Mr. Hendrickson met with the Compensation Committee to present recommendations for each of the other executive officers. After reviewing and discussing with the Chief Executive Officer his recommendations and evaluations of the other Named Executive Officers’ past performance, the Compensation Committee approved base salary increases of approximately 4% for Messrs. Lynch, Rapp and Wortley. The Compensation Committee similarly reviewed the Chief Executive Officer’s performance during the prior year and approved a base salary increase of approximately 10% for Mr. Hendrickson. The Compensation Committee determined these increases in 2008 base salary based in part on the 2007 competitive review data and standard cost of living adjustments. In addition, the Compensation Committee determined that a 10% increase for Mr. Hendrickson was warranted because his 2007 base salary was only 3% above the 50th percentile of comparable 2006 base salaries.

A summary of base salaries for 2008 relative to 2007 as well as the market position of the 2007 base salaries are outlined below for each of the Named Executive Officers.

					Percentage of
	Company Base Salary				Deviation from 50th
Named Executive Officer	2008		2007		Percentile

Boyd W. Hendrickson	$650,000		$590,000		3%
Devasis Ghose	$400,000		n/a	(1)	n/a (1)
John E. King	n/a	(1)	$351,750		9%
Jose C. Lynch	$520,000		$500,000		39%
Roland G. Rapp	$366,000		$351,750		36%
Mark D. Wortley	$366,000		$351,750		16%

(1)	In March 2008, John E. King resigned as our Treasurer and Chief Financial Officer and Devasis Ghose (who was hired in January 2008 as an Executive Vice President) assumed the positions of Executive Vice President, Treasurer and Chief Financial Officer.

2009 Base Salary

Due to uncertainty in the economy and weak conditions of state and federal budgets, following Mr. Hendrickson’s suggestion, the Compensation Committee determined that members of senior management and the Named Executive Officers will not receive a base salary increase in 2009 unless conditions change and adjustments are warranted.

Annual Performance Bonus Programs

We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain company and individual objectives under our Annual Performance Bonus Program, or Performance Program. The Compensation Committee determines a target bonus as a percent of base salary for the Named Executive Officers. The target percentages are set at levels that, upon achievement of 100% of company and individual performance goals, we believe are likely to result in bonus payments that are, as a group, competitive between the market 50th and 75th percentile.

At the beginning of each year, the Compensation Committee establishes a detailed set of company and individual performance objectives applicable to each executive based on company and individual objectives established as part of the annual operating plan process. The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and paid to the executives in the first quarter of the subsequent fiscal year.

The table below outlines the 2008 target bonus opportunities, which are between the 50th and 75th percentile market levels, expressed as a percentage of base salary of the Named Executive Officers and the weighting of company and individual objectives for our Named Executive Officers:

	% of Base	Company	Individual
Named Executive Officer	Salary	Objectives	Objectives

Boyd W. Hendrickson	100%	80%	20%
Devasis Ghose	60%	45%	15%
Jose C. Lynch	75%	60%	15%
Roland G. Rapp	60%	45%	15%
Mark D. Wortley	60%	45%	15%

2008 represented our first full fiscal year as a public company following our initial public offering. Given the emphasis that stockholders place on earnings per share, or EPS, and the potential effect EPS performance may have on our stockholder value, the Compensation Committee revised the measures for the 2008 Performance Program by replacing the EBITDA growth metric that was used in our 2007 Performance Program with an EPS growth metric. EPS may be adjusted for certain one-time items in the EPS growth calculation. We utilized an adjusted EPS for 2007, or 2007 EPS. The 2007 EPS numerator was adjusted for CFO separation costs, bond redemption costs, and the related provision for income tax expense; and the EPS denominator was adjusted for the preferred stock conversion to common B shares. The working capital and individual performance objectives components from 2007 were retained in 2008. In addition, to ensure that this change to EPS growth would not result in unintentional “windfall” bonuses for the Named Executive Officers, the Compensation Committee determined that bonus payouts would be capped (according to a schedule) in the event EPS growth exceeds 200% of targeted levels. This change eliminated the uncapped upside potential previously associated with the EBITDA growth component.

The performance objectives under our 2008 Performance Program were established for the following three major areas:

•	EPS growth over 2007, with threshold growth of 7.5%;

•	Adjusted working capital, as a percentage of net revenue, equal to or less than 2007; and

•	Individual objectives that were tailored to each executive’s role.

We define adjusted working capital as working capital determined in accordance with generally accepted accounting principles, adjusted for certain cash and accounting items and financing activities we believe are not indicative of our core operations. Adjusted working capital is divided by pro-forma net revenues (adjusted to reflect acquisitions on a full-year basis) to determine the working capital percentage.

For Mr. Wortley, a portion of his bonus opportunity is based on achievement of EBITDA growth of 12.5% with respect to our ancillary services segment.

The table below outlines each performance objective and the potential cash bonus to be awarded for the attainment of each objective for the calendar year 2008 performance. Mr. King’s employment as our Treasurer and Chief Financial Officer terminated in March 2008 and although he was eligible for a bonus for fiscal 2008, he agreed to accept a lump sum payment in lieu of any 2008 bonus.

							Potential
							Bonus for
							Achieving
	Potential Bonus for Achieving 2008 EPS						Working
	Growth Over 2007						Capital as	Potential Bonus for
					Stretch		Percentage of	Achieving
	Threshold		Target		Each 1% over		Net Revenue >	Individual	Target Bonus
	7.5%(1)		17.5%(1)		17.5%(2)		2007	Objectives(3)	Potential(4)

Boyd W. Hendrickson	$247,000		$240,500		$6,500		$32,500	$130,000	$650,000
Devasis Ghose(5)	84,000		80,000		4,000		16,000	60,000	240,000
Jose E. Lynch	143,000		143,000		5,200		26,000	78,000	390,000
Roland G. Rapp	76,860		73,200		3,660		14,640	54,900	219,600
Mark D. Wortley	27,450	(6)	27,450	(6)	1,830	(6)	18,300	54,900	219,600

(1)	The 7.5% EPS growth over 2007 EPS must be met in order to be eligible for the cash bonus for the EPS performance metric. In the event the 2008 EPS growth is greater than 7.5%, the amount of cash bonus for the EPS component is interpolated for EPS growth between 7.5% and 17.5% and is in addition to the threshold bonus amount awarded for achieving 7.5% EPS growth.

(2)	The Compensation Committee determined that for every 1% EPS growth in excess of 17.5% EPS growth over 2007 EPS, up to 35%, the executive would be awarded a “stretch bonus” that is above the target bonus potential provided above, which could result in the executive being awarded a bonus above the target bonus potential.

(3)	The Compensation Committee prepared individual initiatives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.

(4)	Represents the amount that would be earned for achieving 17.5% EPS growth over 2007, achieving working capital as a percentage of net revenue in an amount equal to or less than 2007, and achievement of all individual objectives

(5)	Mr. Ghose joined the Company in January 2008 and assumed the role of Treasurer and Chief Financial Officer upon Mr. King’s departure in early March 2008, and thus his bonus potential for EPS was pro rated for the period in which he served as an executive officer.

(6)	In addition to the amounts awarded for achieving EPS growth over 2007, Mr. Wortley is eligible to receive bonus amounts based upon EBITDA with respect to our ancillary services segment as follows (as with the EPS target growth bonus, the bonus amount awarded for achieving 12.5% ancillary services segment EBITDA growth over 2007 ancillary services segment EBITDA):

Mr. Wortley Additional Bonus Amount for Achieving
Ancillary Services EBITDA Growth Over 2007
		Each 1%
5%	12.5%	over 12.5%

$45,750	$45,750	$3,660

We define adjusted EBITDA as net income (determined in accordance with generally accepted accounting principles) before depreciation, amortization, interest expense (net of interest income) and provisions for income taxes (EBITDA), adjusted for discontinued operations, gains/losses on asset sales, changes in accounting principle and other items we believe are not indicative of our core results. We make further adjustments to eliminate the effects of acquired operations to arrive at adjusted same-store EBITDA. We utilize adjusted same-store EBITDA growth as the key metric in our bonus plan as we believe it provides an important indicator of our operational performance and prospects for the future of our core business activities.

The following briefly outlines the management objectives established for each of the Named Executive Officers for 2008, each of which has approximately equivalent weighting, subject to the Compensation Committee’s final determination:

Current Named Executive Officer	Management Objectives

Boyd W. Hendrickson	(1) Communicate effectively with our board of directors and stockholders;
(2) Comply with our code of conduct, bylaws and stockholder agreements;
(3) Demonstrate consistent leadership in continuous performance improvement and long-term growth strategy; and (4) Prepare a succession plan.
Devasis Ghose	(1) Complete the design, documentation and implementation of our internal controls; (2) Achieve 100% compliance with debt covenants; (3) Complete our 2007 audit; and (4) Complete all financial reporting requirements.
Jose C. Lynch	(1) Achieve quality care and compliance metrics; (2) Achieve census/revenue enhancement; (3) Integrate acquisitions; (4) Prepare a succession plan; (5) Increase involvement with specified subsidiaries; (6) Adhere to expansion schedules; and (7) Mitigate lawsuits.
Roland G. Rapp	(1) Ensure that we operate ethically and in compliance with our guidelines, bylaws and stockholder agreements; (2) Manage internal and external legal costs; (3) Comply with SEC and NYSE regulations; (4) Resolve lawsuits; (5) Improve insurance programs; (6) Improve legal matter management controls and information systems; and (7) Manage legal aspects of acquisitions and divestitures.
Mark D. Wortley	(1) Adhere to high quality standards and comply with regulatory requirements; (2) Exceed budgeted general inpatient days; (3) Manage total labor; (4) Exceed new contract sales targets; and (5) Expand Hospice Care.

In February 2009, the Compensation Committee reviewed our 2008 performance and determined that our 2008 EPS growth over 2007 was 35%, and the Compensation Committee awarded bonuses based on this result. In addition, the Compensation Committee determined that adjusted working capital as a percentage of net revenue exceeded 2007 adjusted working capital as a percentage of net revenue. However, following Mr. Hendrickson’s recommendation that 2007 adjusted working capital was not an adequate basis for comparison, the Compensation Committee determined that an appropriate working capital level had not been achieved and as a result did not award a working capital bonus for 2008. The Compensation Committee also reviewed the performance of each individual against his individual performance objectives and approved bonus amounts. The following table summarizes the bonus amounts for each of the Named Executive Officers based on these determinations:

	Bonus for Achieving 2008
	EPS Growth Over 2007						Bonus Amount	Bonus Amount for
					Stretch		for Achieving	Achieving
	Threshold		Target		Each 1%		Working	Individual	Total 2008
	7.5%		17.5%		over 17.5%		Capital Target	Objectives(1)	Payout

Boyd W. Hendrickson	$247,000		$240,500		$113,750		$0	$98,750	$700,000
Devasis Ghose(2)	76,114		72,489		70,000		0	60,000	278,603
Jose E. Lynch	143,000		143,000		91,000		0	40,000	417,000
Roland G. Rapp	76,860		73,200		64,050		0	54,900	269,010
Mark D. Wortley	27,150	(3)	27,150	(3)	31,075	(3)	0	14,625	100,000

(1)	Amounts reflect the Compensation Committee’s determination that Mr. Hendrickson achieved 76% of his individual objectives, Mr. Lynch achieved 51% of his individual objectives, Messrs. Ghose and Rapp achieved 100% of their individual objectives and Mr. Wortley achieved 27% of his individual objectives.

(2)	The EPS portion was prorated from date of hire. Mr. Ghose achieved 100% of his individual objectives and, therefore, this portion was not prorated.

(3)	Mr. Wortley is eligible to receive bonus amounts based upon EBITDA with respect to our ancillary services segment. Mr. Wortley did not receive any payout with respect to the portion of his bonus tied to EBITDA growth with respect to our ancillary services segment.

2009 Annual Performance Bonus Program

In February 2009, the Compensation Committee approved the Performance Program for calendar year 2009 with the same broad performance objectives as the Performance Program for 2008. In light of market conditions, the Compensation Committee reduced the EPS growth metric to a threshold goal of 2.5% and a target goal of 15%. The Compensation Committee also revised the EPS “stretch bonus” portion of the program from points per percentage of growth to dollars per percentage of growth. This change results in a stretch bonus that more closely correlates to a percentage of overall target bonus rather than a percentage of salary. The Compensation Committee also refined the adjusted working capital metric to provide for a measure of days sales outstanding, or DSO, targets individualized for each executive’s areas of responsibility.

In addition, the Compensation Committee approved that the decertification of any facility held by us would result in a 25% reduction of the total bonus pool and of each individual’s bonus opportunity. Furthermore, the Compensation Committee approved a clawback provision in the event of financial restatements, pursuant to which the Compensation Committee will seek reimbursement on an after-tax basis of any portion of performance-based compensation paid or awarded to an executive that is greater than what would have been paid or awarded if calculated based on the restated financial results. The Compensation Committee will continue to review our Performance Program, in connection with the assessment of our overall compensation program, to determine whether modifications to the terms are warranted, and whether other forms of compensation should be utilized in lieu of, or in conjunction with, awards under the Performance Program.

The table below outlines each performance objective, and the cash bonus to be awarded for the attainment of each objective, for the calendar year 2009 performance.

	Potential Bonus for Achieving
	2009 EPS Growth Over 2008						Potential Bonus	Potential Bonus for
					Stretch		for Achieving	Achieving
	Threshold		Target		Each 1% over		Working	Individual	Target Bonus
Named Executive Officer	2.5%(1)		15%(1)		15%(2)		Capital (DSO)	Objectives(3)	Potential(4)

Boyd W. Hendrickson	$123,500		$364,000		$10,000		$32,500	$130,000	$650,000
Devasis Ghose	41,000		123,000		4,000		16,000	60,000	240,000
Jose E. Lynch(5)	71,500		214,500		6,500		26,000	78,000	390,000
Roland G. Rapp	37,515		112,545		3,700		14,640	54,900	219,600
Mark D. Wortley(6)	13,725	(6)	41,175	(6)	1,850	(6)	18,300	54,900	219,600

(1)	The 2.5% EPS growth over 2008 EPS must be met in order to be eligible for the cash bonus for the EPS performance metric. In the event the 2008 EPS growth is greater than 2.5%, the amount of cash bonus for the EPS component is interpolated for EPS growth between 2.5% and 15% and is in addition to the threshold bonus amount awarded for achieving 2.5% EPS growth.

(2)	The Compensation Committee determined that for every 1% EPS growth in excess of 15% EPS growth over 2008 EPS, up to 30%, the executive would be awarded a “stretch bonus” that is above the targeted bonus potential provided above, which could result in the executive being awarded a bonus above the targeted bonus potential.

(3)	The Compensation Committee prepared individual initiatives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.

(4)	Represents the amount that would be earned for achieving 15% EPS growth over 2008, achieving working capital as a percentage of net revenue in an amount equal to or less than 2008, and achievement of all individual objectives.

(5)	The long-term care business must meet or exceed inpatient operations quality components set for 2009. If quality components are not met, the payment of Mr. Lynch’s bonus will be impaired at the discretion of the Compensation Committee.

(6)	In addition to the amounts awarded with respect to the EPS performance metric, Mr. Wortley is eligible to receive bonus amounts based upon EBITDA with respect to our ancillary services segment as follows:

Mr. Wortley Additional Bonus Amount for Achieving
Ancillary Services EBITDA Target Increase
		Each 1%
2.5%	10%	over 10%

$45,750	$45,750	$3,700

Equity Awards

We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders.

We grant equity awards through our 2007 Plan, which was adopted by our board of directors and stockholders to permit the grant of stock-based compensation awards and cash-based performance awards to our officers, non-employee directors, employees and consultants. We generally grant stock options or restricted stock to new employees upon hire and to existing employees upon promotion. New and existing employees are eligible to receive grants two trading days after the next quarterly earnings release. In May 2008, our stockholders approved the amendment and restatement of the 2007 Plan to increase the number of shares of our class A common stock that may be issued from 1,123,181 shares to 2,623,181 shares. In 2008, we granted a total of 452,615 shares in the form of restricted stock and stock options.

The Compensation Committee commenced discussions with Pearl Meyer in July 2008 to assist the Compensation Committee in developing an ongoing long-term equity grant program for executive officers and senior managers. The peer group for the July 2008 review did not change from the fifteen companies used for benchmarking purposes for this review. In order to align the interests of our senior management and stockholders and to encourage retention of our senior managers, following the recommendation of Pearl Meyer, the Compensation Committee approved a structured long-term performance program for our senior management team, including our Named Executive Officers, in November 2008. The senior management performance program provides for performance awards comprised of up to 50% stock options and up to 50% performance-vested restricted stock, which structure generally reflects a combination of the equity vehicles used by our peer group. The stock options vest ratably over a four-year period. The performance-vested restricted stock vests over a four-year period subject to the satisfaction of performance criteria as further described below.

Pursuant to this performance program, for the fiscal 2009 to 2012 performance period, the Compensation Committee granted performance-vested restricted stock in the following amounts to our Named Executive Officers: Boyd W. Hendrickson 40,983; Jose C. Lynch 27,322; Roland G. Rapp 13,661; and Mark D. Wortley 13,661. Per the terms of his employment agreement, Devasis Ghose received 60,000 shares of time-vested restricted stock and an option to purchase 125,000 shares of class A common stock in February 2008 (which grants were issued under our 2007 Plan). Mr. Ghose did not receive a performance-vested restricted stock award in 2008. The Compensation Committee’s determination of each of the grant amounts set forth above, together with the grant of options under the performance program as discussed below, reflects annualized values between the 50th and 75th percentile competitive levels and is based on data provided by Pearl Meyer and assumes that all of the restricted stock vests in full.

For the 2009 to 2012 performance period, 25% of the restricted stock awards are eligible to vest each year if specified performance conditions are satisfied. Each 25% tranche vests, if at all, based on our cumulative compounded annual EBITDA growth since December 31, 2008, with a threshold performance target of 2.5% EBITDA growth required to begin vesting. The shares vest fully at 7.5% cumulative compounded EBITDA growth. Our EBITDA growth is measured at the end of each of fiscal years 2009, 2010, 2011 and 2012. The actual number of shares that vest will be interpolated for EBITDA growth between 2.5% and 7.5%. If the threshold level of performance is not achieved, no shares would vest in that year. Shares that do not vest in any year are carried forward to the following year and subject to vesting based on that subject year’s performance. By way of example, if 5% cumulative compounded EBITDA growth is obtained in 2010, 50% of the shares eligible for vesting in that measurement period (which may include unvested shares from the 2009 measurement period) will actually vest. Any awards not earned by the end of the four-year period (i.e., December 31, 2012) are forfeited. In this way, the shares are earned only if we achieve EBITDA growth, which ties a portion of our executive officer compensation to our financial performance and aligns the interest of our executive officers and our stockholders.

Pursuant to our structured long-term performance program, the following stock options were granted on February 13, 2009 with an exercise price of $10.04 (the closing stock price of our common stock on the date of grant), in the following amounts: Boyd W. Hendrickson 83,113; Jose C. Lynch 55,408; Roland G. Rapp 27,704; and Mark D. Wortley 27,704. As discussed above, these options vest ratably over four years from the date of grant. The Compensation Committee’s determination of these grant amounts (together with the performance-vested restricted stock awards discussed above) reflects annualized values between the 50th and 75th percentile competitive levels and is based on data provided by Pearl Meyer and assumes that all of the stock options vest in full.

The vesting of awards of restricted stock and stock options granted under our structured long-term performance program accelerates upon a change in control or death of the participant. The Compensation Committee has discretion over the vesting of these awards in the event of a termination without cause, a voluntary resignation or retirement. All unvested awards are immediately forfeited upon a termination for cause.

Benefits and Perquisites

The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees. We also provide other benefits to our Named Executive Officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. For 2008, these included:

•	Annual executive physical examinations.

•	Four weeks paid vacation.

•	Healthcare insurance (medical coverage) at no cost.

•	Payment of term life insurance premiums.

•	Reimbursement of certain travel, lodging and commuting costs to Mr. Wortley. We agreed to provide Mr. Wortley with these benefits in order to entice him to join our company, as his primary residence is out of state.

In addition, the Named Executive Officers are eligible to participate in our 401(k) program, but historically have been unable to make contributions due to qualified plan limitations.

Severance Benefits

Each of our Named Executive Officers has employment agreements with us that provide for severance payments if the executive’s employment is terminated by us without cause or if we decline to extend the executive’s employment term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment. These severance benefits are an essential element of the agreement designed to assist us in recruiting and retaining talented executives. See “— Potential Payments upon Termination or Change in Control.”

Summary

In designing these compensation elements, we seek to provide an overall level of compensation that is competitive with those offered by similarly situated companies in the markets where we operate, based upon our general understanding of industry practices and with the help of our consultant.

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior financial performance, investment or strategic accomplishments and/or consummation of mergers, acquisitions or dispositions. In 2008, the Compensation Committee did not exercise discretion to increase any incentive payouts for the Named Executive Officers. However, the Compensation Committee, upon the recommendation of Mr. Hendrickson, chose not to award the working capital bonus as described in “— Annual Performance Bonus Programs.”

Timing of Equity Grants

Executives and employees receive long-term equity awards pursuant to the terms of the 2007 Plan, which was approved by our stockholders. The Compensation Committee administers the 2007 Plan and establishes the provisions for all awards granted thereunder, including grant guidelines, vesting schedules and other provisions. The Compensation Committee reviews these rules periodically and considers the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chief Executive Officer.

Grants to other executives and key employees are made upon hire, promotion and annually. The Compensation Committee reviews the Chief Executive Officer’s recommendations and determines and approves final awards, which are effective on the first business day of the month following a new employee’s hire date, or the second business day following our quarterly earnings release for annual awards.

The exercise price of stock option grants is set at 100% of the closing market price of a share of our class A common stock on the date of grant. The exercise price of new hire awards and annual grants is determined as set forth above.

Compensation Policies

Stock Ownership Guidelines

Stock ownership guidelines for the Named Executive Officers and independent directors were established in 2007. The Named Executive Officers have five years from July 24, 2007 to accumulate and retain minimum value in common stock shares, equivalent to a multiple of each executive’s base salary, as outlined below.

Current Named Executive Officers(1)	Position	Multiple of Base Salary

Boyd W. Hendrickson	Chairman of the Board & Chief Executive Officer	5 times
Devasis Ghose	EVP, Chief Financial Officer & Treasurer	3 times
Jose C. Lynch	President & Chief Operating Officer	4 times
Roland G. Rapp	EVP, General Counsel, Chief Administrative Officer & Secretary	3 times
Mark D. Wortley	EVP and Chief Executive Officer of Ancillary Companies	3 times

(1)	The stock ownership guidelines established for John E. King, our former Executive Vice President, Chief Financial Officer and Treasurer, were three times base salary.

Independent directors are required to accumulate and retain three times their annual retainer within the latter of three years of joining our board of directors or the adoption of the guidelines in 2007. For purposes of determining stock ownership under these guidelines, ownership shares are made up of all forms of common stock (including unvested restricted stock and unvested performance based restricted stock). Ownership shares do not include vested or unvested stock options.

We have not formally adopted any policies prohibiting executives from holding our securities in a margin account or pledging our securities as collateral for a loan.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”), grants of restricted stock awards and stock options result in an accounting charge for us equal to the grant date fair value of those instruments. For restricted stock awards, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, we calculate the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortize that value as compensation expense over the vesting period.

Section 162(m) of the Internal Revenue Code, or the Code, does not permit publicly-traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and any of the three most highly paid executive officers, other than the Chief Financial Officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation. Our 2007 Plan is structured to allow us to pay performance-based compensation not subject to the $1 million limitation. In addition, our Performance Program and structured long-term equity performance program have been designed and have generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

The Compensation Committee intends to maximize tax effectiveness of our executive incentive plans, and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Glenn S. Schafer (Chairman) Robert M. Le Blanc M. Bernard Puckett Michael D. Stephens

Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2008, 2007, and 2006.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards(1)	Compensation(2)	Compensation(3)	Total

Boyd W. Hendrickson	2008	$650,000	$30,785	$700,000	$20,024	$1,400,809
Chairman of the Board and	2007	$590,000	$19,153	$374,532	$22,903	$1,006,588
Chief Executive Officer	2006	$560,000	$19,153	$411,000	$23,335	$1,013,488
Devasis Ghose	2008	$358,951	$167,082	$278,603	$19,399	$824,035
Executive Vice President, Chief Financial Officer and Treasurer
John E. King(4)	2008	$90,819	$6,888	$0	$5,181	$102,888
Former Executive Vice	2007	$351,750	$6,965	$166,449	$614,889	$1,140,053
President, Chief Financial Officer and Treasurer	2006	$335,000	$6,965	$140,700	$21,940	$504,605
Jose C. Lynch	2008	$520,000	$23,394	$417,000	$22,103	$982,497
President and Chief Operating	2007	$500,000	$15,670	$297,200	$22,123	$834,993
Officer	2006	$460,000	$15,670	$317,400	$25,755	$818,825
Roland G. Rapp	2008	$366,000	$10,837	$269,010	$20,719	$666,566
Executive Vice President,	2007	$351,750	$6,965	$155,896	$22,175	$536,786
General Counsel, Chief Administrative Officer and Secretary	2006	$335,000	$6,965	$184,250	$21,185	$547,400
Mark D. Wortley	2008	$366,000	$10,837	$100,000	$61,497	$538,334
Executive Vice President and	2007	$351,750	$6,965	$72,531	$61,056	$492,302
Chief Executive Officer of Ancillary Companies	2006	$335,000	$6,965	$231,150	$55,967	$629,082

(1)	The amounts shown are the amounts of compensation cost recognized by us in the year indicated related to the grants of restricted stock made in 2005 and 2008, as prescribed by FAS 123R. No stock awards were granted to the Named Executive Officers during 2006 or 2007. For a discussion of valuation assumptions, see Footnote 12, “Stock-Based Compensation” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that for purposes of the amounts shown, no forfeitures were assumed to take place.

(2)	The amounts shown represent the bonus performance awards earned under our Performance Programs. For a more complete description of the Performance Programs see “— Annual Performance Bonus Programs.”

(3)	The amounts shown consist of our cost for the provision to the Named Executive Officers of life insurance premiums, certain specified perquisites and other benefits for 2008, as follows:

	Commuting		Life
Named Executive Officer	and Lodging		Insurance	Other(a)

Boyd W. Hendrickson	$0		$0	$20,024
Devasis Ghose	$0		$912	$18,487
John E. King	$0		$250	$4,931
Jose C. Lynch	$0		$1,414	$20,689
Roland G. Rapp	$0		$995	$19,724
Mark D. Wortley	$38,090	(b)	$995	$22,412

(a)	For 2008, includes $16,293 for Messrs. Hendrickson, Lynch, Rapp and Wortley, $13,577 for Mr. Ghose, and $4,073 for Mr. King of health insurance premiums that were paid by us, as well as dental and vision benefit insurance premiums and certain non-business related items.

(b)	Represents reimbursement of certain travel, lodging and commuting costs.

(4)	Effective March 3, 2008, John E. King terminated his employment as our Treasurer and Chief Financial Officer. In connection with his termination of employment in March 2008 without cause and subsequent execution of a separation and release agreement, Mr. King received a lump sum of $593,400 in satisfaction of his employment agreement. This included amounts for a bonus for the portion of fiscal 2008 that he worked for us (payable following completion of fiscal 2008). This lump sum payment is reflected in the Other Compensation column above in 2007. The severance amount was actually paid in 2008. In 2008, Mr. King forfeited 35,310 shares of unvested Class B common stock.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2008.

									All Other			Grant
									Stock	All Other		Date
									Awards:	Option	Exercise	Fair
						Estimated Future Payouts			Number	Awards:	or Base	Value of
			Estimated Future Payouts			Under Equity Incentive Plan			of Shares	Number of	Price of	Stock
			Under Non-Equity Incentive Plan Awards(1)			Awards(3) (#)			of Stock	Securities	Option	and
	Grant	Approval	Threshold	Target	Maximum			Maximum	or	Underlying	Awards	Option
Name	Date	Date(2)	($)	($)	($)	Threshold	Target	($)	Units (#)(4)	Options (#)(4)	($/Sh)	Awards ($)
			Performance Cash Bonus Program			Performance Based			Restricted	Stock
						Restricted Stock			Stock	Options

Boyd W. Hendrickson	02/03/09	02/03/09	6,500	650,000	763,750
	11/11/08	10/22/08				819	(3)	40,983				$449,993	(5)
Devasis Ghose	02/03/09	02/03/09	4,000	240,000	310,000
	02/15/08	11/30/07							60,000			$764,400	(6)
	02/15/08	11/30/07								125,000	12.74	$717,388	(7)
Jose C. Lynch.	02/03/09	02/03/09	5,200	390,000	481,000
	11/11/08	10/22/08				546	(3)	27,322				$299,996	(5)
Roland G. Rapp	02/03/09	02/03/09	3,660	219,600	283,650
	11/11/08	10/22/08				273	(3)	13,661				$149,998	(5)
Mark D. Wortley	02/03/09	02/03/09	3,660	219,600	283,650
	11/11/08	10/22/08				273	(3)	13,661				$149,998	(5)

(1)	The amounts shown represent potential value of performance cash bonuses under our Performance Program based on achievement of the following pre-established performance measures and targets: (a) 2008 Earnings Per Share (EPS) growth over 2007, with threshold EPS growth of 7.5%; (b) 2008 average working capital as a percentage of net revenue equal to or less than 2007 average working capital as a percentage of net revenue; and (c) 100% of the individual performance objectives tailored to each executive’s role. In addition, a portion of Mr. Wortley’s potential bonus was tied to achievement of adjusted same-store EBITDA growth of 12.5% with respect to our ancillary services segment. The relative weightings between these measures are discussed more fully under “Compensation Discussion and Analysis — 2008 Named Executive Officer Compensation — Annual Management Bonus Program.” For 2008, we established target bonus opportunities, which are expressed as a percentage of base salary, of 100% for Mr. Hendrickson, 75% for Mr. Lynch and 60% for Messrs. Ghose, Rapp and Wortley. The threshold amounts shown are based on achievement of each Named Executive Officer’s lowest weighted management objective. The maximum amount shown is based on an additional 1% of base salary payable for every 1% of incremental EPS growth above the 17.5% target, up to 35% EPS growth (or 200% of target). Mr. Wortley also had the opportunity to receive an additional percentage of his base salary for every 1% of incremental adjusted EBITDA growth above the 12.5% target for the ancillary services segment. Mr. King’s employment terminated in March 2008 and he accepted a lump sum severance payment, partially in lieu of any cash bonus award for 2008.

(2)	Reflects the date on which the grants were approved by the Compensation Committee.

(3)	Reflects information regarding the 2009-2012 performance-vested restricted stock that was granted to our Named Executive Officers, other than Mr. Ghose and Mr. King (who did not participate in this program). The shares of restricted stock vest, if at all, based on our cumulative compounded annual EBITDA growth since December 31, 2008, with a threshold performance target of 2.5% annual growth and maximum performance measured at 7.5% cumulative compounded EBITDA growth. Our EBIDTA growth is measured at the end of each of fiscal years 2009, 2010, 2011 and 2012. The actual number of shares that vest is based on the amount by which we achieve EBITDA growth since the commencement of the program within the range of 2.5% to 7.5%, with 25% of the shares granted eligible for vesting each year based on our performance. The “threshold” number shown is 2% of the number of shares granted under the program (based on EBITDA growth of 2.51%), and the “maximum” number shown is the actual number of shares granted under the program (based on EBITDA growth of 7.5%). There is no “target” number under the long-term performance program. If the threshold level of performance is not achieved, no shares would vest in that year. Shares that do not vest in any year are carried forward to the following year and subject to vesting based on that subject year’s performance. Any shares that are unvested at the end of the four year performance period (i.e., December 31, 2012) will be forfeited. The restricted stock was granted under the 2007 Plan. See “Compensation, Discussion and Analysis — 2008 Named Executive Officer Compensation — Equity Awards” for a more complete description of these awards.

(4)	Reflects shares of restricted stock and stock options granted under the 2007 Plan on February 15, 2008 to Mr. Ghose in accordance with the terms of his employment agreement, which vest in equal installments on the first four anniversaries of the grant date.

(5)	Reflects the grant date fair value of the 2009-2012 performance-vested restricted stock as calculated in accordance with FAS 123(R) assuming the maximum number of shares awarded under the program vest.

(6)	Reflects the grant date fair value of time vested restricted stock determined in accordance with FAS 123(R), which equals the closing stock price stock on February 15, 2008, the date of grant, of $12.74.

(7)	Reflects the grant date fair value of stock options, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FAS 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. For a discussion of the valuation assumptions, see footnote 1 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2008.

	Option Awards					Stock Awards
Equity
Incentive
									Equity	Plan Awards:
									Incentive	Market or
									Plan	Payout
									Awards:	Value of
									Number of	Unearned
						Number of		Market Value	Unearned	Shares,
	Number of	Number of				Shares or		of Shares	Shares,	Units or
	Securities	Securities				Units of		or Units of	Units or	Other
	Underlying	Underlying				Stock		Stock	Other	Rights
	Unexercised	Unexercised		Option		That		That	Rights	That
	Options	Options		Exercise	Option	Have Not		Have Not	That Have	Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested	Not Vested	Vested
Name	(#)	(#)		($/Option)	Date	(#)		($)	(#)(3)	($)(3)
	Stock Options					Restricted Stock			Performance-Vested Restricted Stock

Boyd W. Hendrickson	0	0		0	0	0		0	40,983	345,897
Devasis Ghose	0	125,000	(1)	12.74	02/15/18	60,000	(2)	506,400	0	0
John E. King	0	0		0	0	0		0	0	0
Jose C. Lynch	0	0		0	0	0		0	27,322	230,598
Roland G. Rapp	0	0		0	0	0		0	13,661	115,299
Mark D. Wortley	0	0		0	0	0		0	13,661	115,299

(1)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 15, 2009, February 15, 2010, February 15, 2011, and February 15, 2012.

(2)	The shares vest in four equal installments, subject to continued employment, on February 15, 2009, February 15, 2010, February 15, 2011, and February 15, 2012. The market value was calculated by multiplying the number of shares of stock shown in the table by $8.44, the closing price of our common stock on December 31, 2008.

(3)	The number of shares shown in this column reflects the maximum number of shares of performance-vested restricted stock for the 2009-2012 performance period that may vest over the full performance period if the maximum performance measure is met. Each year, 25% of the shares awarded hereunder plus any shares that did not vest in prior years are eligible for vesting (as shares that do not vest in any year are carried forward to following years and subject to vesting based on that subject year’s performance). If threshold performance under the program was achieved, 2% of the shares of restricted stock eligible for vesting in that year would vest. There is no “target” number under this program. The number of shares that actually vest will be interpolated based on achieving growth between threshold and maximum performance. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $8.44, the closing price of our common stock on December 31, 2008 (the last business day of the year). See “Compensation, Discussion and Analysis — 2008 Named Executive Officer Compensation — Equity Awards” for a description of the performance criteria for the vesting of these awards.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2008. None of our Named Executive Officers exercised any stock options during the year ended December 31, 2008.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting	on Vesting(1)

Boyd W. Hendrickson	97,103	$871,014
Devasis Ghose	0	$0
John E. King	0	$0
Jose C. Lynch	79,488	$713,007
Roland G. Rapp	35,310	$316,731
Mark D. Wortley	35,310	$316,731

(1)	The shares vested on December 27, 2008. The value realized was calculated by multiplying the number of shares shown in the table by $8.97, which was the closing market price on December 26, 2008 (the last business day prior to the vesting date).

Employment Agreements with the Named Executive Officers

We have entered into employment agreements with each of our Named Executive Officers. The following provides a description of the material terms of the employment agreements we have entered into with our Named Executive Officers (other than Mr. King, whose employment with us terminated in March 2008) other than certain severance benefits that are also provided under the employment agreements and described below under “— Potential Payments Upon Termination or Change in Control.” The material terms of Mr. King’s employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.”

Boyd W. Hendrickson.  The employment agreement with Mr. Hendrickson appoints him as our Chairman of the Board and Chief Executive Officer from December 27, 2005 through December 27, 2008, subject to automatic extensions for successive one-year periods until written notice of non-extension is given by either us or Mr. Hendrickson no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Hendrickson is entitled to receive an annual base salary of $560,000, which is subject to upward adjustment by our board of directors. Mr. Hendrickson’s current base salary is $650,000. The employment agreement also provides that Mr. Hendrickson is entitled to participate in our equity plans, under which he has received 429,395 shares of common stock and 83,113 options to purchase shares of our class A common stock since the commencement of his employment with us. In addition to his base salary, Mr. Hendrickson is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Jose C. Lynch.  The employment agreement with Mr. Lynch appoints him as our President and Chief Operating Officer from December 27, 2005 through December 27, 2008, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Lynch no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Lynch is entitled to receive an annual base salary of $460,000, subject to upward adjustment by the board of directors. Mr. Lynch’s current base salary is $520,000. The employment agreement also provides that Mr. Lynch is entitled to participate in our equity plans, under which he has received 345,114 shares of our common stock and 55,408 options to purchase shares of our class A common stock since the commencement of his employment with us. In addition to his base salary, Mr. Lynch is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Devasis Ghose.  The employment agreement with Mr. Ghose is effective from January 17, 2008 through January 17, 2010, subject to automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Ghose no later than 60 days prior to the expiration of the then applicable term. Mr. Ghose was appointed Executive Vice President on February 6, 2008 and subsequently became Treasurer and Chief Financial Officer on March 3, 2008, upon the departure of Mr. King from these positions. Under his agreement, Mr. Ghose is entitled to receive an annual base salary of $400,000, subject to upward adjustment. Mr. Ghose’s current base salary is $400,000. Mr. Ghose is eligible to participate in an annual performance-based bonus plan established by our board of directors. Upon hire, Mr. Ghose received 60,000 shares of restricted stock and 125,000 options to purchase shares of our class A common stock. The stock options have an exercise price equal to the closing market price of our common stock on the grant date. In addition, under the employment agreement, Mr. Ghose was paid a “sign-on” bonus of $75,000 upon the effective date of the employment agreement and an additional bonus of $50,000 after completing six months of employment with us.

Roland G. Rapp.  The employment agreement with Mr. Rapp appoints him as our General Counsel, Secretary and Chief Administrative Officer from December 27, 2005 through December 27, 2008, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Rapp no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Rapp is entitled to receive an annual base salary of $335,000, subject to upward adjustment by the board of directors. Mr. Rapp’s current base salary is $366,000. The employment agreement also provides that Mr. Rapp is entitled to participate in our equity plans, under which he has received 154,901 shares of our common stock and 27,704 options to purchase shares of our class A common stock since the commencement of his employment with us. In addition to his base salary, Mr. Rapp is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Mark D. Wortley.  The employment agreement with Mr. Wortley appoints him as Executive Vice President and Chief Executive Officer of Ancillary Companies from December 27, 2005 through December 27, 2008 and automatically extends for successive one-year periods until written notice of non-extension is given by either us or Mr. Wortley no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Wortley is entitled to receive an annual base salary of $335,000, subject to upward adjustment by the board of directors. Mr. Wortley’s current base salary is $366,000. The employment agreement also provides that Mr. Wortley is entitled to participate in our equity plans, under which he received 154,901 shares of our class A common stock and 27,704 options to purchase shares of our class A common stock since the commencement of his employment with us. In addition to his base salary, Mr. Wortley, is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our Named Executive Officers and certain other members of our senior management that provide certain severance payments and benefits. We do not offer separate payments upon a change of control of our company.

Payments upon Termination.  Under the terms of their employment agreements, the Named Executive Officers receive severance benefits if we terminate their employment without cause or if we do not extend their employment agreement term. In addition, each of the Named Executive Officers is subject to a two-year non-

compete and non-solicit following the termination of his employment. The following table sets forth the benefits provided in each case (except for Mr. King, whose employment with us was terminated effective as of March 3, 2008):

Boyd W.
Element	Hendrickson	Devasis Ghose	Jose C. Lynch	Roland G. Rapp	Mark D. Wortley

Severance Provision upon Termination without Cause

Base salary	24 months	18 months	24 months	18 months	18 months

Benefits	12 months paid medical benefit premium costs under COBRA and costs under life and disability insurance following date of termination

Severance Provision upon Non-Extension of Employment Term

Base salary	12 months	18 months	12 months	12 months	12 months

In addition, bonuses are payable on a pro rata basis proportionate to the number of days worked during the calendar year through termination date as described above. For purposes of these severance agreements: “cause” is generally defined as one of the following: (i) the executive’s failure to perform substantially his duties, (ii) the executive’s failure to carry out in any material respect any lawful and reasonable directive of our board of directors, (iii) the executive’s conviction of a felony, or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any other crime, (iv) the executive’s violation of a material regulatory requirement relating to us that is injurious to us in any material respect, (v) the executive’s unlawful use or possession of illegal drugs on our property or while performing such executive’s duties, (vi) the executive’s breach of his employment agreement, or (vii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to us.

The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above. Under the 2007 Plan, in the event of a “change in control” as defined in the 2007 Plan, each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a change in control.

Under the terms of our structured long-term performance program, the vesting of both the performance-vested restricted stock and stock options accelerate immediately upon a change in control. The Compensation Committee has discretion to accelerate any awards upon termination without cause or resignation.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the following occurred on December 31, 2008, the last business day of fiscal 2008: (i) we terminate the executive’s employment without cause; (ii) we do not extend the executive’s employment agreement and (iii) a sale of the company occurs.

Mr. King is excluded from the table below because his employment with us terminated in March 2008. Under his employment agreement, Mr. King was eligible to receive the following benefits under his previously agreed-upon employment agreement: (a) a lump sum cash payment equal to 1.5 times his annual base salary (which was set at $351,750 at the time of termination of employment); (b) a pro-rata bonus proportionate to the number of days worked by him during the calendar year of the date of termination of his employment, payable when the bonus otherwise would have been payable; and (c) premium costs for medical benefits under COBRA for him and his dependants, and costs for life and disability insurance (all as in effect immediately prior to the date of termination of his employment) for a period of 12 months following the date of termination. In satisfaction of the terms of his employment agreement, we paid Mr. King a lump sum of $593,400. In accordance with his employment agreement, Mr. King’s 35,310 unvested shares of restricted stock were forfeited in connection with the termination of his employment.

Also excluded from the table below are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers will receive the amounts reflected below.

			Continuation of	Acceleration of	Acceleration of
			Welfare	Equity	Equity	Total
Name	Trigger	Salary(1)	Benefits(2)	Awards(3)	Options(4)	Value(5)

Boyd W. Hendrickson	Termination of Employment	$1,300,000	$20,208	$0	$0	$1,320,208
	Non-extension of Term	$650,000	$0	$0	$0	$650,000
	Sale of the Company	$0	$0	$345,897	$0	$345,897
Devasis Ghose	Termination of Employment	$600,000	$21,302	$0	$0	$621,302
	Non-extension of Term	$600,000	$0	$0	$0	$600,000
	Sale of the Company	$0	$0	$506,400	$0	$506,400
Jose C. Lynch	Termination of Employment	$1,040,000	$21,630	$0	$0	$1,061,630
	Non-extension of Term	$520,000	$0	$0	$0	$520,000
	Sale of the Company	$0	$0	$230,598	$0	$230,598
Roland G. Rapp	Termination of Employment	$549,000	$21,209	$0	$0	$570,209
	Non-extension of Term	$366,000	$0	$0	$0	$366,000
	Sale of the Company	$0	$0	$115,299	$0	$115,299
Mark D. Wortley(6)	Termination of Employment	$549,000	$22,983	$0	$0	$571,983
	Non-extension of Term	$366,000	$0	$0	$0	$366,000
	Sale of the Company	$0	$0	$115,299	$0	$115,299

(1)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the executive’s annual base salary. Amounts do not include a pro-rated bonus for fiscal year 2008 as the trigger event occurs on the last day of 2008 and thus the payout would be the same as if the trigger event had not occurred.

(2)	Represents the estimated payments for continued medical, dental, vision, disability and life insurance coverage, each for a period of one year, after termination of employment without cause, based on our current estimated costs to provide such coverage.

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock ($8.44) on December 31, 2008.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the closing price of our common stock ($8.44) on December 31, 2008. The stock option exercise price for Mr. Ghose’s 125,000 stock options is $12.74. Messrs. Hendrickson, Lynch, Rapp, and Wortley had no outstanding stock options as of December 31, 2008.

(5)	Excludes the value to the executive of a continued right to indemnification by us and the executive’s right to continued coverage under our directors’ and officers’ liability insurance.

(6)	As discussed above under “Compensation Discussion and Analysis — Our Executive Officers,” Mr. Wortley submitted his resignation to us on March 23, 2009. Pursuant to the terms of Mr. Wortley’s employment agreement, he is not entitled to any severance payment or benefits.

Directors’ Compensation

Our directors who are also employees are not separately compensated for their services as directors; Messrs. Hendrickson and Lynch did not receive separate compensation for services as directors during fiscal year 2008. In addition, we do not pay Mr. Le Blanc any compensation for his service on our board and board committees because his service to us as a board member is provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP. Mr. Scott is a part-time employee with us, and did not receive compensation for his services as a director other than restricted shares with a value of $80,000 awarded on August 8, 2008.

Our non-employee directors receive the following compensation: an annual cash retainer of $30,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless such meeting extends more than two hours in which case the compensation will be $1,500. In addition, Chairmen of our various board committees receive additional annual cash retainers as follows: $15,000 to the Audit Committee

Chair, $15,000 to the Compensation Committee Chair, and $10,000 to the Corporate Governance Quality and Compliance Committee Chair.

In addition to cash compensation, each non-employee director is eligible to receive restricted shares annually with a value of up to $80,000 each year after the second quarter earnings release, subject to service as a member of our board of directors at that time. The number of shares will be determined by dividing the value of the grant by the per share stock price at close of the market on the grant date with any fractional shares rounded down. The restricted shares awarded vest fully on the first anniversary of the grant date.

The following table summarizes the compensation received by our directors, excluding Messrs. Hendrickson and Lynch, for their services during fiscal year 2008.

	Fees Earned
	or Paid	Stock	Other
Director	in Cash	Awards(1)(2)	Compensation		Total

Michael E. Boxer	$62,500	$80,292	$0		$142,792
Robert M. Le Blanc	$0	$0	$0		$0
John M. Miller, V(3)	$46,000	$80,292	$0		$126,292
M. Bernard Puckett(4)	$47,000	$57,862	$0		$104,862
Glenn S. Schafer	$64,500	$80,292	$0		$144,792
William C. Scott	$0	$80,292	$172,034	(5)	$252,326
Michael D. Stephens	$56,500	$80,292	$0		$136,792

(1)	The amounts shown are the compensation costs recognized by us in fiscal year 2008 related to grants of restricted stock in fiscal year 2008, as prescribed under FAS 123R. For a discussion of valuation assumptions, see Footnote 12, “Stock-Based Compensation” to our 2008 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

(2)	The stock award amount as computed in accordance with FAS 123R, includes the grant date fair value of the 5,621 shares of restricted stock approved on July 26, 2007 and granted on August 9, 2007 to each non-employee director was $79,987, based on the closing price of our common stock of $14.23 on the grant date. The restricted stock vested in full on August 9, 2008.

In addition, the stock awards included the grant date fair value of the 4,965 shares of restricted stock approved on July 23, 2008 and granted on August 8, 2008 to each non-employee director was $79,987, as computed in accordance with FAS 123R, based on the closing price of our common stock of $16.11 on the grant date. The restricted stock vests in full on August 8, 2009.

(3)	Mr. Miller, whose term expires this year, is not standing for re-election at this annual meeting. All of Mr. Miller’s outstanding but unvested options and restricted shares will accelerate on May 7, 2009 in connection with his departure from our board of directors.

(4)	Mr. Puckett was appointed to our board of directors on February 6, 2008, and received a grant of 2,342 shares of restricted stock on February 15, 2008, which fully vested on the first anniversary of the grant, as well as an annual retainer of $30,000. Mr. Puckett was also eligible to receive fees for board meeting attendance of $1,500 for each meeting attended in person and $500 for each meeting attended by teleconference (or $1,500 if the teleconference meeting lasts more than two hours).

(5)	Represents $150,000 paid to Mr. Scott in connection with his employment with us on a part-time basis assessing potential acquisition opportunities and for other miscellaneous matters, $7,800 for car allowance, and $14,234 for medical, dental, vision, disability and life insurance coverage.

The members of our board of directors also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation for service on our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of our board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett, Glenn S. Schafer (Chairman) and Michael D. Stephens are currently members of the Compensation Committee. Robert M. Le Blanc currently serves as the Managing Director of Onex Investment Corp., an affiliate of Onex Corporation. Michael D. Stephens currently serves as Chairman of the Board of Cal-Optima, an integrated healthcare system that administers health insurance programs for Orange County children, low-income families, and persons with disabilities. Mr. Stephens abstains from voting on matters brought before either board that relate to the other entity or in the case of Cal-Optima’s board, that relate to skilled nursing facility payments in any way.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding Options,	Plans (Excluding
	Options, Warrants and	Warrants and	Securities Reflected in
Plan Category	Rights(a)	Rights(b)	Column (a))(c)

Plans approved by stockholders	309,000	$14.35	1,930,271
Plans not approved by stockholders	0	0	0

Total	309,000	$14.35	1,930,271

(a)	Represents the number of securities to be issued upon exercise of outstanding options under our 2007 Plan.

(b)	Represents the weighted-average exercise price of outstanding options under our 2007 Plan.

(c)	Represents the number of securities remaining available for issuance under our 2007 Plan, excluding securities to be issued upon exercise of outstanding options under the 2007 Plan.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skilled Healthcare Group, Inc.’s audited financial statements for the fiscal year ending December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skilled Healthcare Group, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Skilled Healthcare Group, Inc. that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by
Michael E. Boxer (Chairman)
John M. Miller
M. Bernard Puckett

Members of the Audit Committee

PROPOSAL 2:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification to be desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM FOR THE FISCAL YEAR ENDING 2009.

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2008 and 2007 as follows:

Type of Fees	Fiscal 2008	Fiscal 2007

Audit Fees	$1,688,337	$2,527,000
Audit-Related Fees	0	53,000
Tax Fees	364,900	242,000
All Other Fees	0	0

Total	$2,053,237	$2,822,000

Audit Fees

The category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements and the assistance with the review of our SEC registration statements.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.

Tax Fees

In 2008, this category includes $240,000 in fees associated with tax return preparation and $124,900 in fees associated with tax planning and advice. In 2007, this category included $225,000 fees associated with tax return preparation and $17,000 in fees associated with tax planning and advice.

All Other Fees

We did not engage Ernst & Young LLP to provide any other services during the fiscal years ended December 31, 2008 or 2007.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. In fiscal years 2008 and 2007 all audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

Effective as of April 2007, our board of directors adopted a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933. Pursuant to the policy, existing related party transactions are reviewed on at least a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.

Newly proposed related party transactions are fully and carefully reviewed by the Audit Committee for evaluation and approval. The Audit Committee had the authority to hire and consult with outside financial, legal and other advisors as it deems appropriate in its evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.

In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.

Although the transactions described below were entered into prior to our adoption of our related party transactions policy, each was approved by our Audit Committee when it was entered into.

Related Person Transactions

Agreement with Onex Partners Manager LP

We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which holds approximately 59% of the voting power of our outstanding common stock as of March 23, 2009. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement.

Stockholders’ Agreement

Stockholders holding approximately 89% of the voting power of our outstanding common stock as of March 23, 2009, including Onex Corporation, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Robert M. Le Blanc has been designated to serve on our board of directors by Onex.

Agreement with Executive Search Solutions

We are party to an employee placement agreement, or Placement Agreement, with Executive Search Solutions, LLC, or ESS, a provider of recruiting services to the healthcare services industry, pursuant to which we pay ESS $13,905 a month to provide us with qualified candidates based on our specified criteria for positions including director of nursing, business office manager and nursing home administrator and overhead positions at a director level or above. The initial term of the Placement Agreement commenced May 1, 2005 and extended through January 31, 2008, pursuant to the terms of the Placement Agreement, as amended. On February 1, 2008, we entered into a subsequent employee placement agreement with ESS for an initial term through January 31, 2009, which was extended by its terms through July 31, 2009. Our Chief Executive Officer, Boyd W. Hendrickson, and our President, Jose C. Lynch, each hold a beneficial ownership interest of 30.0% of ESS. In 2008, we paid ESS $168,783.

Indemnification Agreements

We have entered into indemnification agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as executive officers or directors.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2010 proxy statement, your proposal must be received by us no later than December 4, 2009, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.  Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the stockholders at the 2010 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 7, 2010 and later than February 6, 2010, unless our annual meeting for 2010 is scheduled prior to 30 days before the first anniversary of our 2009 annual meeting or after 90 days after the first anniversary of our 2009 annual meeting. This notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement of the annual meeting date is made.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to our board of directors will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) any material interest of the stockholder in such business, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 27442 Portola Parkway, Suite 200, Foothill Ranch, California, 92610 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 Attn: Investor Relations, or contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

SKILLED HEALTHCARE GROUP, INC.

Roland G. Rapp
Executive Vice President, General Counsel, Chief
Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 7, 2009
10:00 a.m.
Courtyard by Marriott
located at
27492 Portola Parkway
Foothill Ranch, California 92610

Skilled Healthcare Group, Inc. 27442 Portola Parkway, Suite 200 Foothill Ranch, California 92610	proxy

This proxy is solicited by our board of directors for use at the Annual Meeting on May 7, 2009.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees in Proposal 1 and “FOR” Proposal 2.
By signing the proxy, you revoke all prior proxies and appoint Boyd W. Hendrickson and Roland G. Rapp, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR the nominees in Proposal 1 and FOR Proposal 2.

1. To elect two Class II directors to serve for three-year terms until the annual meeting of stockholders in 2012:	01 Jose C. Lynch 02 Michael D. Stephens	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.